Exhibit 99.1

Optimer Pharmaceuticals Reports First Quarter 2011 Financial Results

SAN DIEGO — May 5, 2011 - Optimer Pharmaceuticals, Inc. (NASDAQ: OPTR) today announced its financial results for the quarter ended March 31, 2011.

Optimer reported net income for the first quarter of 2011 of $45.1 million, or $1.06 and $1.04 per basic and diluted share, respectively, as compared to a net loss for the first quarter of 2010 of $13.5 million, or ($0.39) per share on both a basic and diluted basis.  The increase in net income was primarily due to licensing revenue from a $69.2 million upfront payment received from Astellas Pharma in connection with the DIFICID™ collaboration and license agreement. The increase was partially offset by a $10.4 million increase in operating expenses, including $4.3 million in licensing costs due to a royalty payment to Par Pharmaceutical associated with the Astellas upfront payment.

In addition, marketing expenses for the first quarter of 2011 increased $3.2 million compared to the prior year period due to market research and pre-commercialization efforts related to the DIFICID program.  General and administrative expenses increased $5.9 million compared to the first quarter of 2010 due to increases in consulting expenses and advisory fees related to DIFICID collaborations, increases in compensation expense, including a $1.0 million increase in stock compensation expense, and increased headcount, including the establishment of a market access team.  Research and development expenses decreased $2.9 million compared to the first quarter of 2010 due to a $5.0 million milestone payment in the prior year due to Par for the successful completion of the second DIFICID Phase 3 trial offset by an increase in medical affairs and publication expenses.

As of March 31, 2011, Optimer held cash, cash equivalents and short-term investments of $180.1 million.

“Optimer was extremely productive in the first quarter of 2011. We participated in a highly successful FDA Advisory Committee meeting, wherein we secured a unanimous vote supporting the safety and efficacy of DIFICID for the treatment of CDI.  We also entered into collaboration agreements with Astellas in Europe and other countries to market DIFICID and with Cubist in the U.S. to co-promote DIFICID.  We believe this will help us maximize the impact of a potential DIFICID commercial launch,” said Pedro Lichtinger, President and CEO of Optimer. “We continue to work with the FDA as it considers our DIFICID NDA and we look forward to the FDA’s decision on our NDA by the May 30th PDUFA date.  Meanwhile, we are continuing to build our commercial team and marketing program with the goal of positioning for a successful product launch pending FDA approval.”

First Quarter and Recent Corporate Highlights

•                  U.S. Food and Drug Administration’s (FDA) Anti-Infective Drugs Advisory Committee recommended in a unanimous 13-0 decision, that the FDA approve DIFICID for the treatment of patients with Clostridium difficile infection (CDI). While the advisory committee vote was split on how best to describe the recurrence benefit, the committee members overwhelmingly recognized that DIFICID at 30 days after treatment was superior to vancomycin. The FDA has assigned a Prescription Drug User Fee Act goal date of May 30, 2011.

•                  Announced co-promotion agreement with Cubist Pharmaceuticals to market DIFICID for the treatment of CDI in the U.S. In an effort to accelerate the rate of launch of DIFICID, if approved, Optimer and Cubist will co-promote DIFICID to physicians, hospitals, long-term care facilities and other healthcare institutions and will also jointly provide medical affairs support for the product.

•                  Announced collaboration with Astellas Pharma Europe Ltd. to develop and commercialize DIFICID for the treatment of CDI in Europe and certain other countries in the Middle East, Africa, and the Commonwealth of Independent States.  Optimer received a $69.2 million upfront cash payment and is eligible to receive milestone payments of up to approximately 115.0 million Euros and tiered double-digit royalty payments on net sales of DIFICID in the territory.

•                  Raised $73.1 million in net proceeds in a public offering of common stock in February 2011.

•                  Strengthened the management team in preparation for the potential commercial launch of DIFICID with the appointments of Nancy M. Ruiz, M.D., as Senior Vice President of Research and Development, Cynthia Schwalm, as Senior Vice President of International, Kasia Petchel, M.D., as Senior Vice President of Pharmacovigilance, and Glenn Tillotson, Ph.D., as Senior Vice President of Medical Affairs.  Optimer also made two significant promotions, consisting of the promotion of Sherwood Gorbach, M.D. to the position of Chief Scientific Officer and Senior Vice President, and the promotion of Marc Lesnick, Ph.D., to Vice President of Regulatory Affairs.

•                  DIFICID North American Phase 3 trial results were published in The New England Journal of Medicine in an article titled, “Fidaxomicin versus Vancomycin for Clostridium difficile infection,” in the February 3, 2011 issue.

•                  Two DIFICID patents were issued by the U.S. Patent and Trademark Office, one which covers methods of CDI treatment with DIFICID and one which covers additional dosage forms of DIFICID. Both patents are eligible for listing in the FDA’s Orange Book.

•                  Announced appointment of former Chief Executive Officer and Chairman of the Board of Directors of Pfizer, Hank McKinnell, Ph.D. to Optimer’s Board of Directors.

About Optimer Pharmaceuticals

Optimer Pharmaceuticals, Inc. is a biopharmaceutical company focused on discovering, developing and commercializing innovative hospital specialty products that have a positive impact on society. Optimer has two anti-infective product candidates in development, DIFICID™ (fidaxomicin) and Pruvel™ (prulifloxacin). DIFICID is a narrow spectrum antibiotic being developed for the treatment of Clostridium difficile infection (CDI). The FDA granted the Company’s request for six-month Priority Review of the NDA for DIFICID, and has assigned a Prescription Drug User Fee Act (PDUFA) goal date of May 30, 2011. The Company also filed a MAA with the European Medicines Agency (EMA) for DIFICID. Pruvel™ is a prodrug in the fluoroquinolone class of antibiotics being developed as a treatment for infectious diarrhea. Additional information can be found at http://www.optimerpharma.com.

Forward-looking Statements

Statements included in this press release that are not a description of historical facts are forward-looking statements, including without limitation all statements related to the development and potential approval and commercialization of DIFICID, the expected benefits of and activities under Optimer’s collaboration and co-promotion agreements, the timing of any review of regulatory submissions, and the potential payment of milestones or royalties by Astellas. Words such as “believes,” “anticipates,” “plans,” “expects,” “intend,” “will,” “goal” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Optimer that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Optimer’s business including, without limitation, risks relating to: whether the FDA or other regulatory authorities will meet their goals for reviewing Optimer’s regulatory submissions, whether Optimer will receive regulatory approval for DIFICID, the fact that the FDA may not follow the advice of the Advisory Committee with respect to the approval of DIFICID, Optimer’s ability to recognize anticipated benefits from its collaborations with Astellas and Cubist, the costs and timing of commercializing DIFICID in the U.S., if approved, potential labeling restrictions on DIFICID, if approved, the ability of Optimer and its collaboration partners to successfully commercialize DIFICID, if approved, and other risks detailed in Optimer’s filings with the Securities and Exchange Commission.

Contacts

Optimer Pharmaceuticals, Inc.

John Prunty, CFO & VP, Finance

858-909-0736

Canale Communications, Inc.

Jason I. Spark, Senior Vice President

619-849-6005

Optimer Pharmaceuticals, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended March 31,
	2011	2010

Revenues:
Licensing	$69,165,000	$—
Research grants	111,639	297,437
Total revenues	69,276,639	297,437
Cost and expenses:
Cost of licensing	4,273,532	—
Research and development	8,470,509	11,361,579
Marketing	3,433,593	268,594
General and administrative	8,280,182	2,388,712
Total operating expenses	24,457,816	14,018,885
Income (loss) from operations	44,818,823	(13,721,448)
Interest income and other, net	23,242	24,778
Consolidated net income (loss)	$44,842,065	$(13,696,670)
Net loss attributable to noncontrolling interest	290,805	200,915
Net income (loss) attributable to Optimer Pharmaceuticals, Inc.	$45,132,870	$(13,495,755)
Net income (loss) per share - basic	$1.06	$(0.39)
Net income (loss) per share - diluted	$1.04	$(0.39)
Weighted average number of shares used to compute net income (loss) per share - basic	42,661,533	35,001,596
Weighted average number of shares used to compute net income (loss) per share - diluted	43,399,798	35,001,596

Optimer Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2011	2010
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$139,687,802	$19,861,924
Short-term investments	40,408,051	29,553,506
Prepaid expenses and other current assets	2,630,038	516,859
Total current assets	182,725,891	49,932,289
Property and equipment, net	863,980	697,683
Long-term investments	882,000	882,000
Other assets	791,857	508,190
Total assets	$185,263,728	$52,020,162

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,168,991	$2,307,820
Accrued expenses	3,126,189	2,385,046
Total current liabilities	8,295,180	4,692,866
Deferred rent	134,239	141,138
Commitments and contingencies	—	—
Stockholders’ equity	176,834,309	47,186,158
Total liabilities and stockholders’ equity	$185,263,728	$52,020,162